Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS THIRD QUARTER RESULTS.

NORWALK, CT., April 27, 2010 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the third quarter and the first nine months of fiscal year 2010.

Sales for the third quarter of fiscal 2010, the three months ended March 31, 2010, amounted to $5,897,000 compared to $12,960,000 for the third quarter last year.  Net income for the quarter amounted to $681,000 ($0.08 per share) compared to $3,004,000 ($0.35 per share) for the third quarter last year.

Sales for the nine months ended March 31, 2010, amounted to $21,605,000 compared to $37,813,000 for the same period last year.  Net income for the period amounted to $3,320,000 ($0.39 per share) compared to $8,310,000 ($0.97 per share) in last year’s first nine months.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “The Company’s operating results for the third quarter and first nine months of fiscal 2010 continue to reflect the impact of lower marine seismic exploration activity caused by the global economic slowdown.  However, I am pleased that despite these unfavorable conditions, we were able to operate profitably during the third quarter and first nine months of fiscal 2010. In addition, we have seen indications that industry and economic conditions are beginning to improve. As previously announced, we recently received orders in excess of $2,600,000 for two seismic source systems that are scheduled to ship in the fourth quarter. Further, the Administration’s recent proposal to allow exploration and drilling activity in certain territorial areas of the United States that were previously off limits for such activity should be beneficial to our Company.”

Mr. Soto added, “We continue to pursue our initiative to enhance our Company’s growth through strategic acquisitions.  Our financial condition remains strong with cash and cash equivalents of $36,772,000 and working capital of $54,039,000 at March 31, 2010.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of   marine seismic acquisition equipment used for offshore exploration for oil and gas. The Company operates in three segments: “Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Source Controllers.”

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Sales	$5,897,000	$12,960,000	$21,605,000	$37,813,000
Costs and expenses	4,887,000	8,619,000	16,714,000	25,546,000
Income before income taxes	1,010,000	4,341,000	4,891,000	12,267,000
Provision for income taxes	329,000	1,337,000	1,571,000	3,957,000
Net Income	$681,000	$3,004,000	$3,320,000	$8,310,000

Earnings per share diluted	$0.08	$0.35	$0.39	$0.97

Average shares outstanding	8,603,000	8,587,000	8,617,000	8,590,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,			March 31,
	2010	2009		2010	2009

Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$36,772,000	$23,902,000	Accounts payable	$416,000	$1,648,000
Short term investments	-	2,050,000	Accrued expenses	1,285,000	2,074,000
Accounts receivable	4,515,000	9,960,000	Income taxes payable	20,000	36,000
Inventories	13,419,000	15,061,000
Other	1,054,000	501,000		1,721,000	3,758,000
	55,760,000	51,474,000
Property and equipment	3,986,000	4,263,000
Goodwill	10,957,000	10,798,000	Stockholders’ equity	70,231,000	64,193,000
Other intangible assets	1,052,000	1,292,000
Other	197,000	124,000

	$71,952,000	$67,951,000		$71,952,000	$67,951,000

#   #  #  #  #